PROSPECTUS                                      FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-103134



                         WINTRUST FINANCIAL CORPORATION

                         191,976 SHARES OF COMMON STOCK


     Certain shareholders of Wintrust Financial Corporation are offering for sale from time to time up to 191,976 shares of our common stock under this prospectus. The selling shareholders may offer the shares:

          o    to or through one or more underwriters;

          o    directly to purchasers;

          o    on the Nasdaq National Market in typical brokerage transactions;

          o    in negotiated transactions, or otherwise.

     The selling shareholders may sell the shares of common stock covered by this prospectus:

          o    at market prices prevailing at the time of sale;

          o    at prices related to the then-prevailing market price; or

          o    at negotiated prices.

     We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. No minimum purchase is required and no arrangement has been made to have funds received by the selling shareholders and/or any registered representatives placed in an escrow, trust or similar account or arrangement.

     Our common stock is traded on the Nasdaq National Market under the symbol "WTFC." On February 20, 2003, the closing price of our common stock as reported on Nasdaq was $29.75 per share.

     YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is February 20, 2003.


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                                TABLE OF CONTENTS

                                                                            PAGE

Summary Information............................................................1
Risk Factors...................................................................7
Use of Proceeds...............................................................13
Price Range of Common Stock and Dividend Policy...............................13
Selling Shareholders..........................................................14
Plan of Distribution..........................................................15
Transfer Agent................................................................16
Legal Matters.................................................................16
Experts  .....................................................................16
Where You Can Find More Information...........................................17
Documents Incorporated By Reference...........................................17

                              ____________________

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We make certain forward-looking statements in this prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to:

          o    our goals, intentions and expectations;

          o    our business plans and growth strategies; and

          o    estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the "Risk Factors" section beginning on page 7.

     Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statement, which speak only as of the date they were made. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

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                               SUMMARY INFORMATION

     This summary highlights information about Wintrust and our business and should be read in conjunction with the documents incorporated by reference into this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information that is included in the documents incorporated by reference, as well as the "Risk Factors" section of this prospectus beginning on page 7, before making a decision to invest in our common stock.

     This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus of up to 191,976 shares of common stock. We newly issued 81,976 of these shares to the selling shareholders on February 4, 2003 in connection with our acquisition of Lake Forest Capital Management Company. As part of the transaction we made a cash payment and issued to the selling shareholders warrants to acquire an additional 60,000 shares at $30.497 per share. We also agreed to pay additional consideration contingent upon the attainment of certain performance measures over the next four years. This prospectus covers up to 110,000 additional shares that we may issue to the selling shareholders if they exercise the warrants or if they are eligible to receive these additional purchase price amounts. Because the issuance of the shares in that transaction was not registered with the SEC, the selling shareholders have "restricted stock." All of the selling shareholders were former owners of Lake Forest Capital Management Company and each of them is currently employed by us, pursuant to an employment agreement entered into in connection with the transaction. We are registering the shares to enable the selling shareholders to resell the shares in the public market from time to time or on a delayed basis and to permit secondary trading of the shares after they are sold by the selling shareholders.

ABOUT WINTRUST FINANCIAL CORPORATION

     We are a financial holding company headquartered in Lake Forest, Illinois, with total assets of approximately $3.7 billion at December 31, 2002. We operate seven community banks, all in affluent suburbs of Chicago, which provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 32 banking facilities. Each of our banks provides a full complement of commercial and consumer loan and deposit products and services. Since late 1998, we have provided trust and investment services through our asset management subsidiary to customers of our banks. Through Wayne Hummer Investments, LLC and Wayne Hummer Asset Management Company, firms we acquired in February 2002 to expand our asset management business, we provide brokerage and trust and investment services to over 35,000 customers, primarily in the Midwest, as well as to customers of our banks. In addition, we are involved in specialty lending through operating subsidiaries or divisions of certain of our banks. Our specialty lending niches include one of the five largest, based on management's estimates, commercial insurance premium finance companies in the United States; a company which provides accounts receivable financing and administrative services to the temporary staffing industry; and an indirect auto lending business which purchases loans through Chicago-area automobile dealerships.

COMMUNITY BANKING

     Each of our banking subsidiaries was founded as a de novo, or new, banking organization within the last approximately eleven years. We have grown from $1.1 billion in assets at December 31, 1997 to approximately $3.7 billion in assets at December 31, 2002. Our historical financial performance has been affected by costs associated with growing market share in deposits and loans, opening new banks and branch facilities, and building an experienced management team. Our recent financial performance generally reflects the improved profitability of our operating subsidiaries as they mature, offset by the costs of opening new banks and branch facilities.

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ASSET MANAGEMENT AND BROKERAGE SERVICES

     We offer trust services in the communities served by our banks through our trust company subsidiary that we now call Wayne Hummer Trust Company. To expand our asset management business and to enter into the securities brokerage business, in February 2002, we acquired Wayne Hummer Investments, LLC, a registered broker-dealer, Wayne Hummer Asset Management Company, a registered investment adviser, and Focused Investments LLC, a broker-dealer and wholly-owned subsidiary of Wayne Hummer Investments, each based in Chicago. The acquisition has enabled us to augment fee-based revenue and to diversify our revenue stream by adding brokerage services as well as offering traditional banking products to the customers of the Wayne Hummer Companies.

     Through Wayne Hummer Investments, we provide a full range of private client and securities brokerage services to approximately 35,000 customers, located primarily in the Midwest, with client assets of approximately $4.0 billion at December 31, 2002. Focused Investments provides a full range of investment services to clients through a network of relationships with community-based financial institutions primarily in Illinois. Wayne Hummer Asset Management Company provides money management services and advisory services to individual and institutional accounts, as well as four proprietary mutual funds, and also provides portfolio management and financial supervision for a wide range of pension and profit-sharing plans. We had approximately $700 million of assets under management at December 31, 2002.

     To further expand our wealth management business in the Chicago metropolitan area, on February 4, 2003, we completed our acquisition of Lake Forest Capital Management Company. Lake Forest Capital Management, a registered investment adviser with approximately $300 million of assets under management as of December 31, 2002, will operate as a separate division of Wayne Hummer Asset Management Company.

SPECIALTY LENDING

     We conduct our specialty lending businesses through indirect non-bank subsidiaries and divisions of our banks.

     Through First Insurance Funding we make loans to businesses to finance the insurance premiums they pay on their commercial insurance policies. The loans are originated by First Insurance Funding working through independent medium and large insurance agents and brokers located throughout the nation. The insurance premiums we finance are primarily for commercial customers' purchases of liability, property and casualty and other commercial insurance. This lending involves relatively rapid turnover of the loan portfolio and high volume of loan originations. Because of the indirect nature of this lending and because the borrowers are located nationwide, this segment may be more susceptible to third party fraud. The majority of these loans are purchased by our banks in order to more fully utilize their lending capacity. These loans generally provide the banks higher yields than alternative investments. Since the second quarter of 1999, we have also been selling some of the loan originations to an unrelated third party with servicing retained.

     Through Tricom, Inc. we provide high-yielding, short-term accounts receivable financing and value-added, outsourced administrative services, such as data processing of payrolls, billing and cash management services to the temporary staffing industry. Tricom's clients, located throughout the United States, provide staffing services to businesses in diversified industries. During 2002, Tricom processed payrolls with associated client billings of approximately $244.7 million and contributed $7.3 million of revenues, net of interest expense, to us.

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     We engage in other specialty lending through divisions of our banks, including indirect auto lending which we conduct through a division of Hinsdale Bank. The indirect automobile loans are diversified among many individual borrowers, secured by new and used automobiles and are generated by a network of automobile dealers located in the Chicago area with which we have established relationships. Like other consumer loans, the indirect auto loans are subject to the banks' established credit standards. We regard substantially all of these loans as prime quality loans. Management continually monitors the dealer relationships to deter third party fraud, and the banks are not dependent on any one dealer as a source of such loans. At December 31, 2002, our indirect auto loans were $178.2 million and comprised approximately 7% of our loan portfolio. Management is not pursuing growth in this segment and anticipates that this portfolio will comprise a smaller portion of the net loan portfolio in the future.

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OPERATIONAL STRATEGY

     Since our first bank was opened in 1991, we have been committed to the same fundamental operational strategy, the key elements of which include the following:

     o MAINTAINING DECISION-MAKING AUTHORITY LOCALLY WITHIN EACH OF OUR OPERATING SUBSIDIARIES AND PROVIDING A HIGH LEVEL OF PERSONAL AND PROFESSIONAL SERVICE. Our community banking philosophy is driven by our emphasis on local independence and decision-making authority within each of our banks. While senior management of Wintrust provides expertise to each of our subsidiaries in the areas of capital planning, long-term strategic planning, marketing and advertising, financial management, investment and asset/liability management, and technology, the separate management teams of each of the banks, as well as First Insurance, Wayne Hummer Trust Company, Tricom, the Wayne Hummer Companies and Lake Forest Capital Management Company, have full managerial responsibilities for customer service and the ongoing day-to-day operations of their respective organizations, subject to the oversight of our Board of Directors and the boards of our subsidiaries. Our operating subsidiaries enjoy the competitive advantages of being able to tailor products and services to meet the differing needs of the customers that they serve, to quickly make decisions affecting customers, and to participate actively in their communities.

     o EMPLOYING FEWER, BUT HIGHLY QUALIFIED AND PRODUCTIVE INDIVIDUALS AT RELATIVELY HIGH COMPENSATION RATES AND FOCUSING ON LOW NET OVERHEAD RATIOS. Key to our growth and profitability is our management's extensive experience in providing community banking and financial services, and retaining highly qualified managers is critical to our strategy. Our banks' presidents and chief executive officers were selected not only for their years of banking experience but also for their business development skills and their strong ties to the communities they serve. Our practice of employing fewer, but highly qualified and productive individuals at all levels of the organization is key to maintaining a decentralized management structure. Although our management compensation levels may be relatively high, we believe our organizational structure allows us to continue to improve and maintain favorable net overhead ratios as the banks, First Insurance, Wayne Hummer Trust Company and Tricom mature.

     o MARKETING INNOVATIVE DEPOSIT AND LOAN PRODUCTS. Our banks offer local residents competitive retail products designed to attract customers and to provide the banks with the opportunity to introduce and cross-sell their full range of personalized banking services. Each of our banks has developed a strong customer base within its communities through the utilization of innovative community-oriented marketing programs. Our banks market their products aggressively through creative newspaper and other advertising, special promotions and frequently sponsored community events. While competitive pricing may create pressure on our net interest margin at times, to be more responsive to the needs of consumers in their specific markets, the banks have also introduced a variety of innovative deposit and loan products to appeal to the unique needs of different types of bank customers, such as different age groups and other special segments of the target markets. In addition, each of our banks has a large board of directors comprised of influential business persons and prominent individuals within their respective communities who assist the banking officers with business development.

     o PURSUING A NUMBER OF SPECIALTY LENDING NICHES. We currently finance loans in several different specialty lending niches to more fully utilize our lending capacity, to diversify our loan portfolio, and to enhance the profitability of our banks. In addition to premium finance

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          loans originated by First Insurance, short-term accounts receivables financed by Tricom, and indirect auto loans, we also engage in mortgage warehouse lending, medical and municipal equipment leasing, homeowners and condominium association lending and, more recently, small aircraft lending. Loans in our specialty lending niches tend to be higher yielding than other commercial and consumer loans in our banks' portfolios, but may involve greater credit risks than generally associated with loan portfolios of more traditional community banks due to marketability of the collateral or because we do not have direct customer relationships with the underlying borrowers.

     o FOCUS ON GENERATING FEE INCOME TO AUGMENT NET INTEREST INCOME. During 2002, we generated fee income from a variety of sources including the origination and sale of mortgage loans, account service charges, trust, asset management and brokerage fees, premium income from call option contracts, as well as gains on sales of premium finance receivables and securities. In addition, we earn administrative fees at Tricom related to its payroll processing business. Non-interest income as a percentage of net revenues increased to 38% for the year ended December 31, 2002, from 28% in 2001. The acquisition of Lake Forest Capital Management will further augment our sources of fee income.

GROWTH STRATEGY

     Key elements of our growth strategy include the following:

     o INTERNAL GROWTH. Due to our de novo strategy, we believe we have not yet realized the full deposit and asset generation potential in the communities now served by our existing banking facilities. We believe we can leverage our existing infrastructure to support additional business while maintaining a high level of personalized customer service and responsiveness. As consolidation in the financial services industry continues, management expects that more individuals and small businesses will become disenchanted with the perceived lower level of service offered by the larger institutions, providing continuing market share opportunity for us. We may from time to time compete for deposits, particularly in our newer markets, with aggressive pricing, which may reduce our net interest margin. With management's focus on balancing further asset growth with earnings growth, our current strategy is to continue less aggressive deposit pricing at those banks with significant market share and more established customer bases.

     o EXPANDING INTO ATTRACTIVE MARKETS WITH LIMITED LOCAL BANKING COMPETITION. We plan to continue our geographic expansion by leveraging our existing banks and opening new branch facilities in nearby communities where management believes targeted customers would be attracted to a community banking alternative. We also intend to continue the formation of additional de novo banks in attractive markets in and around the Chicago metropolitan area. We will continue to be impacted by start-up costs to the extent we undertake additional de novo bank, branch and business formations. In addition, we intend to pursue potential acquisitions of other community-oriented banks that are already operating in desirable markets in the greater Chicago metropolitan area. Due to potential competition from other bidders, seller price expectations or other factors, however, we may not be successful in acquiring other banks at prices we consider attractive. Acquisitions, if any, could have a short-term dilutive effect on earnings per share.

     o AUGMENTING THE LOAN PORTFOLIO WITH OUR SPECIALTY LENDING NICHES TO ALLOW THE BANKS TO MORE FULLY UTILIZE THEIR LENDING CAPACITY AND ADDING RELATED FINANCIAL SERVICES BUSINESSES TO INCREASE FEE INCOME. Our specialty lending niches have enhanced the profitability of our community banks by optimizing their earning asset base and allowing them to diversify their

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          loan portfolios. Certain of our related financial services businesses also contribute to higher fee income, such as administrative service fees earned by Tricom for payroll processing. We may pursue acquisitions or development of additional specialty lending businesses engaged in asset generation suitable for bank investment and/or secondary market sales. We may also pursue acquisitions or development of related financial services businesses to augment fee income. Management intends to continue to explore various commercial and consumer finance activities and to seek attractive potential acquisition candidates. Acquisitions, if any, could have a short-term dilutive effect on earnings per share.

     o GROWTH OF TRUST AND INVESTMENT SERVICES PROVIDED TO SMALL AND MID-SIZED BUSINESSES AND AFFLUENT INDIVIDUALS. With the formation of Wayne Hummer Trust Company, formerly known as Wintrust Asset Management Company, in 1998 we began to market trust and investment services more aggressively to bank customers in an effort to expand our market share and increase our fee income. Our acquisition of the Wayne Hummer Companies in 2002 significantly expanded our investment services customer base and enabled us to diversify our revenue stream. In an effort to further expand our trust and investment services business, we have recently begun to cross-market our expanded base of brokerage and investment management products and services to our banking clients while offering trust services and estate planning products, as well as traditional banking services, to brokerage and asset management clients. We expect to continue to experience higher expense ratios in our trust and investment segment as we continue to integrate the Wayne Hummer Companies and Lake Forest Capital Management Company into our business.

     o UTILIZING THE INTERNET AS A NEW DISTRIBUTION CHANNEL FOR BOTH EXISTING AND FUTURE BANK PRODUCTS AND SERVICES. We maintain community bank websites and a number of on-line financial services, including on-line banking, bill pay and check register, investment portfolio review, home mortgage applications, a community calendar, links to key sites and wireless access. We anticipate adding new products and services in the future, and expect that the Internet may become an increasingly important distribution channel for our banks. This will likely require continued investment to keep pace with technological change.

OFFICE LOCATION

     Our principal executive offices are located at 727 North Bank Lane, Lake Forest, Illinois 60045-1951, and our telephone number is (847) 615-4096.

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                                  RISK FACTORS

     You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus, as well as the documents incorporated by reference in this prospectus.

DE NOVO OPERATIONS AND BRANCH OPENINGS IMPACT OUR PROFITABILITY.

     Our historical results have been impacted by our strategy of de novo bank formations and branch openings. We have employed this strategy to build an infrastructure that management believes can support additional internal growth in our banks' respective markets. To expand into additional communities in and around Chicago, we may undertake additional de novo bank formations or branch openings. Based on our experience, management believes that it generally takes from 13 to 24 months for new banks to first achieve operational profitability, depending on the number of branch facilities opened, the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. However, it may take longer than expected or than the amount of time we have historically experienced for new banks and/or branch facilities to reach profitability, and there can be no guarantee that these new banks or branches will ever be profitable. To the extent we undertake additional de novo bank, branch and business formations, our level of reported net income, return on average equity and return on average assets will be impacted by start-up costs associated with such operations, and we are likely to continue to experience the effects of higher expenses relative to operating income from the new operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY.

     Although we have historically grown primarily through de novo bank formations and the establishment of new branch offices, our strategic plan also includes potential acquisitions of other financial institutions in attractive markets, trust and investment management services companies, such as our recent acquisition of Lake Forest Capital Management Company, and specialty lending or related financial services businesses that offer unique earning asset niches or fee income. We may not be successful in implementing our strategy for any number of reasons, many beyond our control, including the following:

     o if we are unable to identify attractive markets, locations or opportunities, including attracting the necessary management, to expand in the future, whether through de novo bank formations, the addition of branch facilities or through acquisitions of other community banks, specialty financial services companies or fee-based businesses;

     o if potential acquisitions are not available on terms acceptable or favorable to us;

     o if we are unable to obtain the required regulatory approvals for any proposed acquisitions; or

     o if we are unable to successfully integrate, operate and manage businesses that we acquire, including the Wayne Hummer Companies or Lake Forest Capital Management Company.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL; WE RELY HEAVILY ON OUR MANAGEMENT TEAM, AND THE UNEXPECTED LOSS OF KEY MANAGERS MAY ADVERSELY AFFECT OUR OPERATIONS.

     Our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Retention of senior managers and appropriate succession planning will continue to be critical to the successful implementation of our

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strategies. We have entered into employment contracts with our executive officers, as well as with approximately 58 of those senior officers who we consider to be key employees. It is also important as we grow to be able to attract and retain additional qualified senior and middle management. We do not currently maintain key-man life insurance policies; however, we do maintain bank-owned life insurance policies on most of our executive officers to offset liabilities under employment contracts. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB LOSSES THAT MAY OCCUR IN OUR LOAN PORTFOLIO.

     Our allowance for loan losses is established in consultation with management of our operating subsidiaries and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the portfolios. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for our newer banks is more difficult, and therefore the banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for loan losses is adequate to absorb losses that may develop in our existing portfolios of loans and leases, there can be no assurance that the allowance will prove sufficient to cover actual loan or lease losses in the future.

OUR PREMIUM FINANCE BUSINESS INVOLVES UNIQUE OPERATIONAL RISKS AND COULD EXPOSE US TO SIGNIFICANT LOSSES.

     Of our total loans at December 31, 2002, 18%, or $461.6 million, were comprised of commercial insurance premium finance receivables that we generate through First Insurance. These loans, intended to enhance the average yield of earning assets of our banks, involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks. First Insurance also faces unique operational and internal control challenges due to the relatively rapid turnover of the premium finance loan portfolio and high volume of new loan originations. The average term to maturity of these loans is less than 12 months, and the average loan size when originated is approximately $30,000.

     Because we conduct lending in this segment primarily through relationships with a large number of unaffiliated insurance agents and because the borrowers are located nationwide, risk management and general supervisory oversight may be more difficult than in our banks. We may also be more susceptible to third party fraud. Acts of fraud are difficult to detect and deter, and we cannot assure investors that our risk management procedures and controls will prevent losses from fraudulent activity. For example, in the third quarter of 2000, we recorded a non-recurring after-tax charge of $2.6 million in connection with a series of fraudulent loan transactions perpetrated against First Insurance by one independent insurance agency located in Florida. Although we have since enhanced our internal control system at First Insurance, we may continue to be exposed to the risk of significant loss in our premium finance business.

     Due to continued growth in origination volume of premium finance receivables, since the second quarter of 1999, we have been selling some of the loans First Insurance originates to an unrelated third party. We have recognized gains on the sales of the receivables, and the proceeds of sales have provided us with additional liquidity. Consistent with our strategy to be asset driven, we expect to pursue similar sales of premium finance receivables in the future; however, we cannot assure you that there will continue to be a market for sale of these loans and the extent of our future sales of these loans will depend on the level of new volume growth in relation to our capacity to retain the loans within our subsidiary banks'

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loan portfolios. Because we have a recourse obligation to the purchaser of premium finance loans that we sell, we could incur losses in connection with the loans sold if collections on the underlying loans prove to be insufficient to repay to the purchaser the principal amount of the loans sold plus interest at the negotiated buy-rate and if the collection shortfall on the loans sold exceeds our estimate of losses at the time of sale.

OUR STRATEGY OF PURSUING SPECIALTY LENDING NICHES MAY EXPOSE US TO CREDIT RISKS THAT ARE UNIQUE FOR A COMMUNITY BANKING ORGANIZATION OF OUR SIZE.

     At December 31, 2002, 31% of our total loan portfolio consisted of loans we make in what we consider to be specialty lending niches. In addition to our premium finance loans, we engage in indirect auto lending, accounts receivable financing, mortgage broker warehouse lending, loans to condominium, homeowner and community associations, and to a much lesser extent, medical and municipal equipment leasing, and small aircraft lending.

     Our portfolio of automobile loans are originated indirectly through unaffiliated automobile dealers located throughout the Chicago metropolitan area. At December 31, 2002, our indirect auto loans were $178.2 million and comprised approximately 7% of our loan portfolio. Because we are lending through third-party originators, our indirect auto portfolio may be relatively riskier than direct consumer lending. Also, because the indirect auto loan industry is highly competitive, the cost of collection and repossession of the underlying collateral may significantly reduce the profitability of this portfolio, particularly in a recessionary environment.

     Through Tricom we finance payrolls of companies engaged in the temporary staffing business. At December 31, 2002, these finance receivables totaled of $21.0 million and represented approximately 1% of our loan portfolio. The principal source of repayments on the loans we make in this niche are payments to our borrowers from their customers who are located throughout the United States. While we employ lockboxes and other cash management techniques to protect our interests, to the extent third parties fail to pay or fraudulently engage in the conversion of funds through misuse or nonuse of the lockbox or the creation of ghost payrolls, we may suffer losses.

     Our lease financing niche may involve a higher degree of credit risk than mortgage or consumer lending due primarily to the potential for relatively rapid depreciation of medical equipment and other assets securing leases. Similarly, in the event of a default of loans originated in our aircraft lending program, the marketability of the collateral may make it more difficult to convert this collateral to cash, especially in an adverse economic environment. In our condominium and homeowner association lending niche, we may face difficulties in securing repayment from our association borrowers to the extent they are unable to collect assessments from their members, and we may suffer losses if we are unable to enforce liens against homeowner properties.

OUR ASSET MANAGEMENT AND BROKER-DEALER BUSINESSES MAY BE AFFECTED BY FLUCTUATIONS IN THE TRADING VOLUME AND PRICE LEVELS OF SECURITIES AND WE MAY BE ADVERSELY AFFECTED BY A DOWNTURN IN THE U.S. SECURITIES MARKET.

     The results of our brokerage and asset management subsidiaries depends heavily on conditions in the financial markets and on economic conditions generally, both domestically and abroad. Because a significant portion of our revenue in these businesses is derived from commissions, margin interest revenue and principal transactions, further declines in stock prices, trading volumes or liquidity could result in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of our brokerage clients to fulfill their credit obligations, which could adversely affect our profitability.

     We often permit our brokerage clients to purchase securities on margin or, in other words, to borrow a portion of the purchase price from us and collateralize the loan with a set percentage of the securities. During steep declines in securities prices, the value of the collateral securing margin purchases may drop below the amount of the purchaser's indebtedness. If a client is unable to provide additional collateral for these loans, we may lose money on these margin transactions. In addition, particularly during market downturns, we may face additional expense defending or pursuing claims or litigation.

     Many factors outside our control may directly affect the securities and investment management industries, in many cases in an adverse manner. These include economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international financial communities, inflation, currency values, the level and volatility of interest rates, market conditions, the availability and cost of short-term or long-term funding and capital, and the credit capacity or perceived credit worthiness of the securities industry in the marketplace.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

     Our earnings are derived from the operations of our subsidiaries, and we are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in the economic environment may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to our "gap" position on interest earning assets and interest bearing liabilities, the "gap" will work against us and our net interest income may be negatively affected. The success of our covered call option strategy may also be affected by changes in interest rates. With the decline in interest rates over the last year to historically low levels, we have been able to augment the total return of our investment securities portfolio by selling call options on fixed-income securities we own. We recorded fee income of $5.9 million during 2002 compared to $4.3 million in 2001, from premiums earned on these covered call option transactions. In a rising interest rate environment, particularly if the yield curve remains steep, the amount of premium income we earn on these transactions will likely decline.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

     The financial services business is highly competitive, and we encounter strong direct competition for deposits, loans and other financial services in all of our market areas. Our principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. Many of our non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over us in providing certain services. In recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than we are and have greater access to capital and other resources. Our ability to compete effectively in the marketplace is also dependent on our ability to adapt successfully to technological changes within the banking and financial services industries.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

     We are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future banking legislation and regulations have had, will continue to have or may have a significant impact on the financial services industry. Some of the legislative and regulatory changes may increase our costs of doing business and, as a result, advantage our competitors who may not be subject to similar legislative and regulatory requirements. In addition, self regulatory organizations, such as the New York Stock Exchange and the National Association of Securities Dealers, require our securities brokerage subsidiaries to comply with their extensive rules and regulations, and we could be adversely affected by applicable changes in such legislation and regulation.

SINCE OUR BUSINESS IS CONCENTRATED IN THE CHICAGO METROPOLITAN AREA, A DOWNTURN IN THE CHICAGO ECONOMY MAY ADVERSELY AFFECT OUR BUSINESS.

     Currently, our lending and deposit gathering activities are concentrated primarily in the greater Chicago metropolitan area. Our success depends on the general economic condition of Chicago and its surrounding areas. Declining economic conditions could reduce our growth rate, impair our ability to collect loans, and generally affect our financial condition and results of operations.

FUTURE SALES OF OUR COMMON STOCK OR OTHER SECURITIES MAY DILUTE THE VALUE OF THE COMMON STOCK.

     Under certain conditions, our board of directors has the authority, without action or vote of the shareholders, to issue all or part of any authorized but unissued shares of our common stock and preferred stock, including common shares authorized to be issued under our stock option plan, shares that employees may purchase at their election pursuant to our Employee Stock Purchase Plan and shares that may be issuable to our directors as compensation for attendance at Board meetings pursuant to our Directors' Deferred Fee and Stock Plan. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital to support our growth or in connection with possible acquisitions. Future issuances will dilute the percentage of ownership interest of shareholders and may dilute the per share book value of the common stock. In addition, holders of warrants we have outstanding and option holders may exercise their rights to purchase our stock at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK IS LIMITED BY LAW AND CONTRACT.

     Our ability to pay dividends on our common stock largely depends on our receipt of dividends from our banks. The amount of dividends that our banks may pay to us is limited by federal and state banking laws and regulations. We became registered as a financial holding company in connection with our acquisition of the Wayne Hummer Companies, and, as a result, our banks are now required to maintain capital sufficient to meet the "well-capitalized" standards set by the regulators and will be able to pay dividends to us only so long as their capital continues to exceed these levels. We or our banks may decide to limit the payment of dividends even when we or they have the legal ability to pay them in order to retain earnings for use in funding operations or growth. We are also prohibited from paying dividends on our common stock if we have not made distributions or required payments on our outstanding trust preferred securities and debt securities.

THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK; YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAY FOR THEM.

     The price of our shares of common stock subject to this offering may be greater than the market price for our common stock following the offering. The price of our common stock has been, and will likely continue to be, subject to fluctuations based on, among other things, economic and market conditions for financial services companies and the stock market in general, as well as changes in investor perceptions of our company.

     Our common stock is traded on the Nasdaq National Market under the symbol WTFC. The development and maintenance of an active public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is beyond our control or the control of any market maker. While we are a publicly traded company, the volume of trading activity in our stock is relatively limited. Even if a more active market develops, there can be no assurance that such a market will continue, or that our shareholders will be able to sell their shares at or above the offering price. In aggregate, we have approximately 850,000 shares of our common stock, including shares that have not yet been sold and shares that may be issued in the future, covered by resale registration statements. These remaining shares may be freely sold from time to time in the market. The market price of our common stock could drop significantly if shareholders sell or are perceived by the market as intending to sell large blocks of our shares.

OUR SHAREHOLDER RIGHTS PLAN AND PROVISIONS IN OUR ARTICLES OF INCORPORATION AND OUR BY-LAWS MAY DELAY OR PREVENT AN ACQUISITION OF US BY A THIRD PARTY.

     Our board of directors has implemented a shareholder rights plan. The rights, which are attached to our shares and trade together with our common stock, have certain anti-takeover effects. The plan may discourage or make it more difficult for another party to complete a merger or tender offer for our shares without negotiating with our board of directors or to launch a proxy contest or to acquire control of a larger block of our shares. If triggered, the rights will cause substantial dilution to a person or group that attempts to acquire us without approval of our board of directors, and under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent directors and key management. In addition, our executive officers may be more likely to retain their positions with us as a result of the plan, even if their removal would be beneficial to shareholders generally.

     Our articles of incorporation and our by-laws contain provisions, including a staggered board provision, that make it more difficult for a third party to gain control or acquire us without the consent of our board of directors. These provisions also could discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions.

     These provisions of our governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of our shareholders.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders. However, we may receive proceeds upon exercise of the warrants by selling shareholders. The warrants are currently exercisable and expire on February 4, 2013, as specified in the related warrant certificates. The holders of the warrants may exercise the warrants to purchase shares at any time before the warrants expire, but are under no obligation to exercise them. Any net proceeds that we receive will be used for general corporate purposes, including working capital for our business. We expect to incur expenses in connection with this offering in the amount of approximately $30,000 for registration, legal, accounting and miscellaneous fees and expenses. We will not pay for expenses such as commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the Nasdaq National Market under the symbol WTFC. The following table sets forth the high and low sales prices reported on the Nasdaq National Market for our common stock for the periods indicated and the semi-annual dividends paid by us during such periods. The following information gives effect to a 3-for-2 stock split effective as of March 14, 2002.

                                       HIGH            LOW          DIVIDEND
                                      ------         ------         --------
2003
----
First Quarter (through
   February 20, 2003)................ $33.65         $29.00         $0.0800

2002
----
First Quarter.......................  $22.99         $18.33         $0.0600
Second Quarter......................  $34.58          22.22              --
Third Quarter.......................  $36.00          26.54         $0.0600
Fourth Quarter......................  $32.66          25.45              --

2001
----
First Quarter.......................  $12.75         $10.54         $0.0467
Second Quarter......................   17.62          11.67              --
Third Quarter.......................   21.41          16.27         $0.0467
Fourth Quarter......................   22.13          17.93              --


     As of February 10, 2003, there were 1,251 shareholders of record of our common stock.

DIVIDEND POLICY

     In January 2000, our board of directors approved the payment of our first semi-annual cash dividend on our common stock. We have continued to pay a semi-annual cash dividend since that time. The final determination of timing, amount and payment of dividends on our common stock is at the discretion of our board of directors and will depend upon our profitability, financial condition, capital requirements and other relevant factors, including the restrictions described below.

     Because the principal source of our income at the holding company level is dividends from our banks, our ability to pay dividends on common stock in the future may be largely dependent on the banks' ability to pay dividends to us. Any payment of dividends by the banks is subject to certain restrictions imposed by federal and state banking laws and regulations. De novo banks are prohibited from paying dividends during the first three years of operations. Currently, Northbrook Bank which began operations in November 2000, is our only bank subject to this dividend restriction; this restriction will lapse in November 2003.

     Our ability to pay cash dividends on our common stock is also subject to statutory restrictions and restrictions arising under the terms of our outstanding and any future debt securities and trust preferred securities. The terms of such securities generally restrict payment of dividends on common stock until required payments and distributions are made on those securities and may impose additional restrictions in the future. Under applicable corporate law, we are permitted to pay dividends only to the extent of our shareholders' equity. Federal regulation of bank holding companies may also impose restrictions on the ability of a bank holding company to pay dividends.

                              SELLING SHAREHOLDERS

     This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus of up to 191,976 shares of common stock. We newly issued 81,976 of these shares to the selling shareholders on February 4, 2003 in connection with our acquisition of Lake Forest Capital Management Company. As part of the transaction we paid $1,500,000 in cash and issued to the selling shareholders 60,000 warrants to acquire an additional 60,000 shares at $30.497 per share.

     We also agreed to pay additional consideration contingent upon the attainment of certain performance measures over the next four years. This additional consideration is payable in cash unless the payment of any portion of such payments would cause the merger not to be treated as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended, in which case the balance of the cash payments due shall be paid through the issuance of shares. Accordingly, this prospectus also covers up to a total of 110,000 additional shares that may be issuable to the selling shareholders if they exercise the warrants or if they are eligible to receive these additional purchase price amounts. Because the issuance of the shares in the transaction was not registered with the SEC, the selling shareholders have "restricted stock."

     The warrants are currently exercisable and expire on February 4, 2013. Each warrant is subject to certain adjustments, as specified in the related warrant certificates. The number of shares issuable upon exercise of each warrant may be proportionately adjusted from time to time in the event we (a) pay a dividend in shares, (b) effect a stock split, (c) combine shares into a smaller number of shares of another class of shares (d) issue shares in connection with a reclassification or (e) enter into a business combination where we are not the surviving entity. The holders of the warrants may exercise the warrants to purchase shares at any time before the warrants expire, but are under no obligation to exercise them. The warrants are also transferable upon compliance with the restrictions set forth in the merger agreement.

     All of the selling shareholders were former owners of Lake Forest Capital Management Company and each of them is currently employed by us as part of our trust and investment business pursuant to an employment agreement entered into in connection with the transaction. In addition, Messrs. Lincoln and Richter serve as directors of both Wayne Hummer Asset Management Company and Wayne Hummer Trust Company, and it is anticipated that Mr. Meyers will serve as a director of Wayne Hummer Investments, LLC.

     We are registering the shares to enable the selling shareholders to resell the shares in the public market from time to time or on a delayed basis and to permit secondary trading of the shares after they are sold by the selling shareholders. We are paying for the registration of such securities but will not pay for the fees, commissions, and other similar expenses, if any, of the selling shareholders, their attorneys or other representatives, as a result of the sale of such securities by the selling shareholders. See "Use of Proceeds" and "Plan of Distribution."

     The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered hereby).


                           NUMBER OF SHARES                           NUMBER OF SHARES      PERCENTAGE OF SHARES
                            OWNED PRIOR TO      NUMBER OF SHARES     TO BE OWNED AFTER       TO BE OWNED AFTER
   SELLING SHAREHOLDER         OFFERING         TO BE OFFERED(2)          OFFERING                OFFERING
S. A. Lincoln.........            --                   --                   --                       *
Robert L. Meyers(1)...         70,988               70,988                  --                       *
James P. Richter(1)...         70,988               70,988                  --                       *
                              -------              -------                 ----                     ----
   Total(1)...........        141,976              141,976                  --                       *
                              =======              =======                 ====                     ====

---------------------
*       Less than 1%
(1)     Includes 30,000 shares that Mr. Meyers has the right to acquire upon exercise of warrants and 30,000 shares that Mr. Richter has the right to acquire upon exercise of warrants. All of the warrants have an exercise price of $30.497 per share and expire on February 4, 2013.
(2)     This prospectus also covers up to a total of 50,000 additional shares that may be issuable to the selling shareholders if they are eligible to receive additional purchase price amounts that are contingent upon the financial performance of the business acquired over the next four years.

                              PLAN OF DISTRIBUTION

     The common stock offered by this prospectus may be offered and sold from time to time by the selling shareholders. As used in this prospectus, "selling shareholders" includes those individuals or entities who may have had shares of common stock given to them as a gift by a named selling shareholder after the date of this prospectus and any individuals or entities who may have shares of common stock pledged to them as collateral by a named selling shareholder after the date of this prospectus. See "Selling Shareholders." The shares of common stock covered by this prospectus may be sold, from time to time, by the selling shareholders in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of these shares of common stock may occur over an extended period of time.

     The selling shareholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We know of no existing agreements, understandings or arrangements between any selling shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

     The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to us. We expect to incur expenses in connection with this offering in the amount of approximately $30,000 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel, if any, none of which will be borne by us.

     In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Also, if we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed naming any donee or pledgee offering the shares before such a sale is permissible under this prospectus.

     We have informed the selling shareholders that while they are selling the securities, they (1) are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any securities of Wintrust or attempt to induce any person to purchase any such securities except as permitted under the Exchange Act.

     Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

     The transfer agent for our common stock is Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606.

                                 LEGAL MATTERS

     Certain legal matters relating to the common stock offered by this prospectus have been passed upon for us by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is a part of a Registration Statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at http://www.wintrust.com, and at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

                      DOCUMENTS INCORPORATED BY REFERENCE

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

     Some information contained in this prospectus updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002 (File No. 0-21923);

     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002, as amended by Form 10-Q/A filed with the SEC on June 7, 2002 (File No. 0-21923);

     o our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002 (File No. 0-21923);

     o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the SEC on November 12, 2002 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on February 8, 2002 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on February 22, 2002 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on May 3, 2002 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on July 24, 2002 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on October 28, 2002 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on November 12, 2002 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on December 20, 2002 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on January 16, 2003 (File No. 0-21923);

     o our Current Report on Form 8-K filed with the SEC on February 4, 2003 (File No. 0-21923); and

     o the descriptions of (a) our Common Stock contained in our Registration Statement on Form 8-A dated January 3, 1997 (File No. 0-21923), and
          (b) the associated preferred share purchase rights contained in our Registration Statement on Form 8-A dated August 28, 1998 (File No. 0-21923).

     We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the shares offered by this prospectus are sold.

     You may request, either orally or in writing, and we will provide, a copy of these filings at no cost by contacting David A. Dykstra, our Chief Operating Officer, at the following address and phone number:

         Wintrust Financial Corporation
         727 North Bank Lane
         Lake Forest, Illinois 60045-1951
         (847) 615-4096